Exhibit 99

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   NEWS RELEASE
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   FOR IMMEDIATE RELEASE

                    Marquette, Physio-Control Forge Alliance

          Agreement will enhance treatment of emergency cardiac events


   Milwaukee, Wis. and Redmond, Wash.   February 25, 1997  --  Medical device
   industry leaders Marquette Medical Systems and Physio-Control Corporation today announced a strategic alliance to create technological compatibility between their cardiology products and to develop a joint distribution strategy.

        The alliance will allow emergency medical teams equipped with a Physio-Control portable heart monitor/defibrillator with 12-lead capability to capture an electrocardiogram (ECG) from a suspected heart attack victim and immediately transmit the waveforms to the Marquette MUSE CV/TM/ cardiovascular information system installed at the hospital before the patient is even placed in an ambulance. Emergency department physicians will be able to save valuable minutes by reviewing waveforms at the hospital and then ordering the start of treatment before the patient's arrival.

        "This partnership will integrate cardiac response and transmission of cardiovascular information - and help save lives," Physio-Control Chairman and CEO Richard Martin said.

        The two companies will exchange proprietary technologies such as the Marquette 12SL/TM/ ECG Analysis program for use in Physio defibrillators, and the Physio biphasic defibrillation technology for use in Marquette modular patient monitors. Also, Marquette and Physio will investigate joint development of other products using shared knowledge and techniques.

        Marquette and Physio will work together to expand distribution of both companies' products in North America as a means to better meet customer needs, enhance product competitiveness and reduce operating expenses. In addition to their own products, they will represent each other in appropriate market segments. Marquette's exclusive defibrillator offering in the North America hospital market will be the Physio line of products. Also, Physio will represent Marquette products in certain sectors of the North America hospital and out-of-hospital markets.

        As a result, customers of both companies will have easy access to a more complete line of products and services for response to cardiac emergencies.

        "This agreement demonstrates our joint commitment to improve chest pain management and increase survival rates for heart attack," said Marquette President Tim Mickelson. "Our two companies will work closely together to provide a 'seamless connectivity' for the patient's data at each point of care. We will do whatever it takes to make sure the patient's ECG is in the doctor's hands as quickly as possible."

        Physio-Control International Corporation (Nasdaq: PHYS) introduced portable defibrillation technology nearly 30 years ago. Based near Seattle, Wash., the company manufactures, sells and services a broad range of defibrillator/monitor/pacemakers and other medical instruments.

        Milwaukee, Wis.-based Marquette Medical Systems, Inc. (Nasdaq: MARQA) manufactures medical electronics equipment, software and systems for diagnostic cardiology, patient monitoring and integration of clinical information. Established in 1965, Marquette developed the first central ECG storage system.

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   For additional information, contact -

        FINANCIAL:                              EDITORIAL:

             Mary Kabacinski                    Todd Sims
             Marquette Medical Systems          Marquette Medical Systems
             414/355-5000  ext. 2560            414/355-5000  ext. 3311

             Marc Droppert                      Sandy Higgins
             Physio-Control Corporation         Physio-Control Corporation
             206/867-4204                       206/867-4574